Exhibit 99.1

CONTACTS:
Richard Leland	Karen Denning
Investor Relations	Media Relations
561-438-3796	630-438-7445
Richard.Leland@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces First Quarter 2016 Results

Boca Raton, Fla., April 26, 2016 — Office Depot, Inc. (“Office Depot”, or the “Company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, which entered into a definitive agreement on February 4, 2015 to be acquired by Staples, Inc. (“Staples”), today announced results for the first quarter ended March 26, 2016.

“The protracted regulatory review of the pending Staples acquisition continues to have a substantial disruptive impact on our business,” said Roland Smith, chairman and chief executive officer for Office Depot. “Our North American Business Solutions Division and International Division are more impacted by this disruption and accordingly, both failed to meet our sales and profit expectations this quarter. In spite of the uncertainty surrounding the acquisition, our associates around the world continue to demonstrate focus, drive and dedication as we finalize this process.”

Smith added, “Regarding the pending Staples acquisition, we expect U.S. federal district court Judge Sullivan to render his decision by May 10, 2016. We continue to believe that this transaction provides substantial benefits to our shareholders and all our customers.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2016 were $3.5 billion compared to $3.9 billion in the first quarter of 2015, a decrease of 9%.

In the first quarter of 2016, Office Depot reported operating income of $71 million and net income was $46 million, or $0.08 per share. In the first quarter of 2015, the reported operating income was $88 million and net income was $45 million, or $0.08 per share.

Adjusted (non-GAAP) Results (1)

Adjusted operating income(1) for the first quarter of 2016 was $115 million compared to an adjusted operating income of $135 million in the first quarter of 2015. Adjusted net income(1) for the first quarter of 2016 was $57 million, or $0.10 per share, compared to adjusted net income of $71 million, or $0.13 per share, in the first quarter of 2015.

•	Adjusted operating income for the first quarter of 2016 excludes special charges and credits totaling $44 million, which were comprised of $39 million in expenses related to the Office Depot/OfficeMax merger and the pending acquisition by Staples, and $5 million in restructuring activities.

•	Adjusted net income for the first quarter of 2016 excludes the after-tax impact of these items.

Consolidated (in millions, except per share amounts)	1Q16	1Q15
Selected GAAP measures:
Sales	$3,544	$3,877
Sales decline from prior year period	(9)%
Gross profit	$856	$937
Gross profit margin	24.2%	24.2%
Operating income	$71	$88
Net income	$46	$45
Net earnings per share	$0.08	$0.08
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding foreign currency translation and impact from U.S store closures	(4)%
Adjusted gross profit	$856	$937
Adjusted gross profit margin	24.2%	24.2%
Adjusted operating income	$115	$135
Adjusted operating income margin	3.2%	3.5%
Adjusted net income	$57	$71
Adjusted net earnings per share	$0.10	$0.13

(1)	Adjusted results include non-GAAP measures and exclude charges or credits not indicative of our core operations and the after-tax impact of these items, which may include but not be limited to merger integration and acquisition-related expenses, restructuring charges, and asset impairments. Additionally, the adjusted rate of sales decline for the consolidated company excludes the impact from foreign currency translation and U.S retail store closures. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Divisional Results

North American Retail Division

Retail Division sales were $1.5 billion in the first quarter of 2016 compared to $1.7 billion in the prior year period. First quarter sales declined 9%, primarily due to the impact of planned store closures in the fiscal twelve months through March 26, 2016. Same-store sales in the quarter declined 1% primarily due to lower transactions. Same-store sales benefited from the positive impact of transferred sales from closed stores and increased operational effectiveness.

North American Retail (in millions)	1Q16	1Q15
Sales	$1,506	$1,653
Same-store sales change from prior year	(1)%
Division operating income	$102	$86
Division operating income margin	6.8%	5.2%

Retail Division operating income was $102 million, or 6.8% of sales, in the first quarter of 2016 compared to $86 million, or 5.2% of sales, in the first quarter of 2015. The improvement from the prior year quarter resulted largely from a higher gross margin rate and a decrease in occupancy costs driven by store closures, as well as a decrease in selling, general and administrative expenses including payroll and advertising.

Office Depot ended the first quarter of 2016 with a total of 1,555 retail stores in the North American Retail Division. During the quarter, the Company closed nine stores.

North American Business Solutions Division

Business Solutions Division sales were $1.4 billion in the first quarter of 2016, a decline of 7% compared to the prior year period. Sales also declined 7% in constant currency, and were lower in both the contract and direct channels. The contract channel sales decline was driven by customer attrition and lower customer additions, primarily due to the substantial business disruption related to the pending acquisition by Staples. In the direct channel, decommissioning our legacy OfficeMax ecommerce sites and the ongoing reduction in catalog sales through our call centers also contributed to the decline in sales.

Business Solutions (in millions)	1Q16	1Q15
Sales	$1,368	$1,477
Sales decline in constant currency from prior year	(7)%
Division operating income	$46	$58
Division operating income margin	3.4%	3.9%

Business Solutions Division operating income was $46 million, or 3.4% of sales, in the first quarter of 2016 compared to $58 million, or 3.9% of sales, in the first quarter of 2015. The decrease in operating income compared to the prior year quarter reflected the negative flow-through impact of lower sales, partially offset by a higher gross margin rate and lower selling, general and administrative expenses including payroll and advertising.

International Division

International Division sales were $0.7 billion in the first quarter of 2016, a decline of 10% compared to the prior year period, reflecting the negative impact of foreign currency translation. International sales declined 6% in constant currency primarily due to the continued disruption from Staples’ pending acquisition of Office Depot and the related required European divestiture process, the European restructuring, as well as ongoing competitive market pressures and reduced spend from existing customers.

International (in millions)	1Q16	1Q15
Sales	$670	$747
Sales decline in constant currency from prior year	(6)%
Division operating income (loss)	$(10)	$14
Division operating income (loss) margin	(1.4)%	1.9%

The International Division operating loss was $10 million, or 1.4% of sales, in the first quarter of 2016 compared to operating income of $14 million, or 1.9% of sales, in the first quarter of 2015. The decline from the prior year quarter primarily reflected the negative flow-through impact of lower sales and a lower gross margin rate, partially offset by lower selling, general and administrative expenses including payroll and advertising and support costs.

At the end of the first quarter of 2016, there were a total of 274 retail stores in the International Division, including 149 company-owned stores and 125 stores operated by franchisees and licensees.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $23 million in the first quarter of 2016 compared to $22 million in the first quarter of 2015.

Balance Sheet and Cash Flow

As of March 26, 2016, Office Depot had $0.9 billion in cash and cash equivalents and approximately $1.1 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $2.0 billion. Total debt was $661 million, excluding $813 million of non-recourse debt related to the credit-enhanced timber installment notes. For the first quarter of 2016, cash used in operating activities was $139 million, including $115 million in merger and Staples acquisition-related expenses, and $9 million in International restructuring costs. Capital expenditures were $26 million in the first quarter of 2016, $6 million of which were related to the merger integration.

Acquisition by Staples

On February 4, 2015, Office Depot and Staples announced that the companies entered into a definitive agreement under which Staples will acquire all of the outstanding shares of Office Depot. Under the terms of the agreement, Office Depot shareholders will receive, for each Office Depot share, $7.25 in cash and 0.2188 of a share in Staples stock at closing. The transaction has been approved by both companies’ Board of Directors and Office Depot stockholders. The proposed transaction received antitrust clearance from the regulators in Australia, New Zealand and China.

On December 7, 2015, the United States Federal Trade Commission (the “FTC”) informed Office Depot and Staples that it intended to block the Staples Acquisition and file a request for a preliminary injunction. On the same date, Office Depot and Staples announced their intent to contest the FTC’s decision to block the transaction. Also on December 7, 2015, the Canadian Competition Bureau filed an application to block the transaction with the Canadian Competition Tribunal. On February 2, 2016, the Company and Staples announced that they entered into a letter agreement to waive, until May 16, 2016, certain of their respective rights to terminate the Staples Merger Agreement.

On February 10, 2016, the European Commission approved the transaction subject to certain divestiture requirements.

A hearing on the FTC’s preliminary injunction of the transaction was held in federal district court in March and April 2016. A decision is expected by May 10, 2016.

Outlook

Office Depot continues to expect total company sales in 2016 to be lower than 2015, primarily due to the impact of store closures, the ongoing business disruption from the protracted regulatory approval process related to the pending acquisition by Staples, and continued challenging market conditions in our industry. The Company expects this disruption to continue through at least the first half of 2016, while the Company completes the ongoing litigation with the FTC and the additional requirements of the European and Canadian competition authorities.

Office Depot closed nine stores in the first quarter of 2016 as part of its previously announced U.S. retail store optimization plan. The Company continues to expect to close more than 50 stores during 2016 for a total of at least 400 closures under this plan.

The Company continues to expect incremental integration synergies, restructuring benefits and operating efficiencies to offset the negative flow-through impact of lower sales in 2016. As a result, Office Depot expects to generate approximately $500 million in adjusted operating income(2) in fiscal 2016, with the year-over-year improvement occurring in the second half of the year.

Office Depot continues to expect total annual run-rate merger synergy benefits of more than $750 million from the OfficeMax integration and expects the integration to be substantially complete by the end of 2017.

The Company expects to incur approximately $100 million of merger integration expenses over the remaining 2016-2017 period, and estimates it will incur approximately $30 million of expenses in 2016 related to the pending acquisition by Staples.

In 2016, capital expenditures are expected to be approximately $250 million, including investments that support critical priorities and approximately $50 million related to merger integration. Depreciation and amortization is expected to be approximately $225 million in 2016.

(2)	Adjusted operating income is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliations page in this press release for further discussion.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The Company has annual sales of approximately $14 billion, employs approximately 49,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The Company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP”. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,”

“potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot’s pending acquisition by Staples, including satisfaction of the conditions of the proposed acquisition in the proposed timeframe or at all, adverse regulatory decisions, contractual restrictions on the conduct of Office Depot’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the proposed acquisition; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 26, 2016	March 28, 2015
Sales	$3,544	$3,877
Cost of goods sold and occupancy costs	2,688	2,940

Gross profit	856	937
Selling, general and administrative expenses	741	801
Asset impairments	—	5
Merger, restructuring, and other operating expenses, net	44	43

Operating income	71	88
Other income (expense):
Interest income	6	6
Interest expense	(22)	(25)
Other income, net	—	1

Income before income taxes	55	70
Income tax expense	9	25

Net income	$46	$45

Basic and diluted earnings per share	$0.08	$0.08

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

(Unaudited)

	March 26, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$879	$1,069
Receivables, net	1,106	1,166
Inventories	1,575	1,698
Prepaid expenses and other current assets	136	127

Total current assets	3,696	4,060
Property and equipment, net	754	785
Goodwill	378	378
Other intangible assets, net	51	54
Timber notes receivable	900	905
Deferred income taxes	24	24
Other assets	231	236

Total assets	$6,034	$6,442

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,132	$1,319
Accrued expenses and other current liabilities	1,134	1,355
Income taxes payable	12	13
Short-term borrowings and current maturities of long-term debt	37	56

Total current liabilities	2,315	2,743
Deferred income taxes and other long-term liabilities	438	459
Pension and postretirement obligations, net	183	184
Long-term debt, net of current maturities	624	634
Non-recourse debt	813	819

Total liabilities	4,373	4,839

Commitments and contingencies
Stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 556,027,410 in March 2016 and 554,835,306 in December 2015	6	6
Additional paid-in capital	2,614	2,607
Accumulated other comprehensive income	36	30
Accumulated deficit	(937)	(982)
Treasury stock, at cost – 5,915,268 shares in 2016 and 2015	(58)	(58)

Total equity	1,661	1,603

Total liabilities and stockholders’ equity	$6,034	$6,442

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 26, 2016	March 28, 2015
Cash flows from operating activities:
Net income	$46	$45
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	55	74
Charges for losses on inventories and receivables	19	16
Asset impairments	—	5
Changes in working capital and other	(259)	(186)

Net cash used in operating activities	(139)	(46)

Cash flows from investing activities:
Capital expenditures	(26)	(27)
Restricted cash	—	(68)
Acquisition, net of cash acquired	—	(10)
Proceeds from disposition of assets and other	1	35

Net cash used investing activities	(25)	(70)

Cash flows from financing activities:
Net proceeds on employee share-based transactions	—	1
Net payments on long and short-term borrowings	(26)	(9)

Net cash used in financing activities	(26)	(8)

Effect of exchange rate changes on cash and cash equivalents	—	(20)
Net decrease in cash and cash equivalents	(190)	(144)
Cash and cash equivalents at beginning of period	1,069	1,071

Cash and cash equivalents at end of period	$879	$927

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

The Company’s outlook for 2016 adjusted operating income, included in this release, excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide a reconciliation to an equivalent operating income outlook for 2016.

(In millions, except per share amounts)

Q1 2016	Reported (GAAP)	% of Sales	Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Sales	$3,544		$—	$3,544
Gross profit	856	24.2%	—	856	24.2%
Operating expenses	785	22.2%	44	741	20.9%

Operating income	$71	2.0%	$(44)	$115	3.2%

Net income	$46	1.3%	$(12)	$57	1.6%

Earnings per share	$0.08		$(0.02)	$0.10

Q1 2015	Reported (GAAP)	% of Sales	Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Sales	$3,877		$—	$3,877
Gross profit	937	24.2%	—	937	24.2%
Operating expenses	849	21.9%	48	801	20.7%

Operating income	$88	2.3%	$(48)	$135	3.5%

Net income	$45	1.2%	$(27)	$71	1.8%

Earnings per share	$0.08		$(0.05)	$0.13

Amounts may not foot due to rounding

The Company recognizes deferred tax impacts in its US tax provision for determining non-GAAP net income and earnings per share (“EPS”). The change results from having accumulated non-GAAP earnings in that jurisdiction for a 36 month period and the projection of future non-GAAP earnings. This change has not been applied to the tax provision for determining GAAP net income or EPS as the Company remains in a cumulative loss for the 36 month period on a GAAP basis.

Sales Decline Reconciliation:	13 Weeks Ended March 26, 2016
Reported (GAAP) sales decline	(9)%
Exclusion of foreign currency translation impact	(1)%
Exclusion of U.S. store closure impacts	(3)%

Adjusted Sales decline (excluding impact from foreign currency translation and U.S. retail store closures)	(4)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

Q1 2016

North American Retail (NAR):
Stores opened	—
Stores closed	9
Total NAR (U.S.) stores	1,555
Total NAR square footage (in millions)	35.1
Average square footage per store (in thousands)	22.6

International Division Company-Owned:
Stores opened	2
Stores closed	—
Total International Company-Owned	149

International Division Franchisees & Licensees:
Stores opened	3
Stores closed	1
Total International Franchisees & Licensees	125